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                                  EXHIBIT 99.1

PRESS RELEASE

ESCALADE, INCORPORATED ANNOUNCES RECORD FOURTH QUARTER EARNINGS

FOURTH QUARTER AND YEAR ENDED DECEMBER 27, 2003

Wabash, IN (February 13, 2004) -- Escalade, Incorporated (NASDAQ: ESCA) announced that net sales in the fourth quarter increased 28% over the same period last year to $69,128,000 while net income rose 45% to $6,465,000 resulting in $1.01 per share versus $0.68 per share for the same quarter last year. Net sales for the year increased 43% to $221,728,000 and net income rose 33% to $14,850,000. Earnings per share for the year were $2.29 per share versus $1.72 per share last year.

Annual net sales at Escalade Sports increased 10% over the prior year to $139,285,000, but for the fourth quarter net sales declined 1.5% compared to the previous year. However, net income for the fourth quarter increased 3.1% over the prior year, resulting in an increase of 15% for the full year. The comparative decline in net sales for the quarter is due to the shift in sales from the third to fourth quarter of 2002 as a result of the shipment delays caused by the West Coast Longshoreman's lockout in 2002. The majority of the sales increase for the year is attributed to the Bear Archery acquisition, however, the sales of core products also increased, particularly basketball, game tables, and pre-acquisition archery products. Sell through of our sporting goods products by our customers was very good and end of year inventories at our customers are down to normal levels compared to the high year-end customer inventory levels a year ago. Customer inventories are an important indicator of future sales levels and year-end inventory levels at customers are particularly important when it comes to the first half of the next year, a seasonally slow period in our segment of the sporting goods industry.

For the quarter, net sales of Office Products increased 277% to $21,713,000 and net income increased 213 % over the same period last year. For the full year, net sales increased 187% to $82,443,000 and net income rose 37% as compared to 2002. The increase in net sales is due entirely to the acquisition of Schleicher, a manufacturer and distributor of data shredding equipment, headquartered in Germany. The increase in net income is due to savings from the refinancing of Schleicher's debt in Europe, improvements in earnings from pre-acquisition operations such as the elimination of the Hardwood Creek project, and a slight improvement in Schleicher's European operations.
During the quarter, Schleicher voluntarily de-listed from the German stock exchange and converted to a private company. The collective group now does business as Martin Yale Industries, Inc. in North America and Martin Yale International GmbH in the rest of the world. We have identified several areas of synergy and will implement these at various points throughout 2004. We anticipate a modest incremental gain from these changes in 2004 and the full benefit in 2005. We believe we can further increase sales in Europe of U.S. products and sales in the U.S. of European products, however, some of this could be enhanced or diminished by the dollar / euro exchange rate.

Our European joint ventures, Stiga and Escalade International continued to provide improved contributions as they collectively provided $0.04 per share for the quarter and $0.13 for the full year.

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Escalade is a diversified holding company leveraging more than 75 years of operating experience to deliver outstanding products, value and customer relations through wholly owned subsidiaries. For more information on Escalade, Inc., please visit our website at www.EscaladeInc.com or contact Terry Frandsen, VP and CFO at 260/569-7208 or C.W. (Bill) Reed, President and CEO at 260/569-7233.

In Thousands, Except Per Share Data

                                         THREE MONTHS ENDED               TWELVE MONTHS ENDED
                                             (Unaudited)                        (Audited)
                                       December 27,     December 28,   December 27,   December 28,
                                           2003             2002           2003           2002
Net Sales                              $  69,128        $  53,889      $  221,728     $  155,455
Cost of Goods Sold                        50,994           40,565         154,365        111,164
Selling, and Administrative Costs         10,426            6,696          46,367         26,328
                                      ----------       ----------      ----------     ----------
Operating Income                           7,708            6,628          20,996         17,963
Interest Expense                            (482)            (281)         (2,282)          (951)
Other Income (Expense)                     1,425              150           2,509            (70)
                                      ----------       ----------      ----------     ----------

Income Before Taxes                        8,651            6,497          21,223         16,942
Provision for Income Taxes                (2,186)          (2,043)         (6,373)        (5,804)
                                      ----------       ----------      ----------     ----------
Net Income                             $   6,465       $    4,454       $  14,850      $  11,138
                                       =========       ==========       =========      =========
Basic Earnings Per Share                   $1.01            $0.68           $2.29          $1.72
Diluted Earnings Per Share                 $0.98            $0.68           $2.25          $1.66
Average Shares Outstanding                 6,425            6,509           6,484          6,486

                                             December 27, 2003          December 28, 2002
                                                 (Audited)                  (Audited)
Current Assets                                   $   79,619                 $  59,417
Fixed Assets                                         17,537                     9,060
Other Assets                                         18,318                    14,960
Goodwill                                             18,777                    13,351
                                                 ----------                 ---------
Total Assets                                     $  134,251                 $  96,788
                                                 ==========                 =========

Current Liabilities                              $   53,669                 $  32,376
Other Liabilities                                    19,116                    18,537
Stockholder's Equity                                 61,466                    45,875
                                                 ----------                 ---------
Total Assets                                     $  134,251                 $  96,788
                                                 ==========                 =========

                           FORWARD LOOKING STATEMENTS

          This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks, include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade's ability to successfully integrate the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade's ability to control costs, general economic conditions, fluctuations in operating results, changes in the securities markets and other risks detailed from time to time in Escalade's filings with the Securities and Exchange Commission. Escalade's future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to update these forward-looking statements after the date of this report.